EXHIBIT 10.12

     THIS AMENMENT No. 1 to the DISTRIBUTION AGREEMENT is made and entered into as of the 15th day of August 2003 by Earth Sciences, Inc., a Colorado corporation ("ESI") and ADA-ES, Inc., a Colorado corporation ("ADA-ES").


                                    RECITALS

          WHEREAS, ESI and ADA-ES have entered into a Distribution Agreement dated March 17, 2003 (the "Distribution Agreement") in order to:

          (a) separate and divide the existing businesses of ESI so that the ADA-ES Business (as defined below) shall be owned directly by ADA-ES, and

          (b) distribute, following such separation and division, as a dividend to the holders of shares of common stock, $.01 par value per share, of ESI (the "ESI Common Stock") all of the outstanding shares of common stock, no par value, of ADA-ES (the "ADA-ES Common Stock") held by ESI; and

     WHEREAS, ESI and ADA-ES have determined that it is necessary and desirable to amend the Distribution Agreement to provide for the accumulation and sale of fractional shares to satisfy the requirements of the U.S. Securities and Exchange Commission for registration of the spin-off contemplated in the Distribution Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in the Distribution Agreement and this Amendment No. 1, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. General. Unless otherwise defined herein or unless the context otherwise requires, the capitalized terms shall have the meanings set forth in the Distribution Agreement.

     SECTION 1.02. References. References to a "Section" are, unless otherwise specified, to one of the Sections in the Distribution Agreement, unless otherwise specified as one of the Sections of this Amendment No. 1.

                                   ARTICLE II

                                    AMENDMENT

The parties agree to amend Sections 3.02 and Section 3.03 of the Distribution Agreement by replacing those sections in their entirely with the language shown below.


     SECTION 3.02. The Distribution.

     (a) Duties and Obligations of ESI. Subject to the conditions contained herein, on the Distribution Date, but effective immediately following the close of business on the Distribution Date, ESI shall:

          (i) deliver to the Agent the share certificates representing the ADA-ES Common Shares issued to ESI by ADA-ES pursuant to Section 2.02 hereof, endorsed by ESI in blank, for the benefit of the ESI Holders; and

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          (ii) instruct the Agent to distribute, as soon as practicable following consummation of the Distribution, to the ESI Holders the following:

          (A) one share of ADA-ES Common Stock for every ten shares of ESI Common Stock; and

          (B) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.03 hereof.

     (b) Duties and Responsibilities of ADA-ES. ADA-ES shall provide, or cause to be provided, to the Agent sufficient certificates representing ADA-ES Common Stock in such denominations as the Agent may request in order to effect the Distribution. All shares of ADA-ES Common Stock issued pursuant to the Distribution will be validly issued, fully paid and nonassessable and free of any preemptive (or similar) rights.

SECTION 3.03. Fractional Shares

     (a) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificate or scrip evidencing a fractional share of ADA-ES Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a ESI Holder would otherwise be entitled will not entitle such ESI Holder to vote or to any rights of a stockholder of ADA-ES. In lieu of any such fractional shares, each ESI Holder who, but for the provisions of this Section 3.03, would be entitled to receive a fractional share interest of ADA-ES Common Stock pursuant to the Distribution shall be paid cash, without any interest thereon, as hereinafter provided. ESI shall instruct the Agent to determine the number of whole shares and fractional shares of ADA-ES Common Stock allocable to each ESI Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of ESI Holders who otherwise would be entitled to receive fractional share interests and to distribute to each such ESI Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amount required for federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by ADA-ES.

     (b) Unclaimed Stock or Cash. Any ADA-ES Common Stock or cash in lieu of fractional shares and dividends or distribution with respect to ADA-ES Common Stock that remain unclaimed by any ESI Holder 180 days after the Distribution Date shall be returned to ESI and any such ESI Holders shall look only to ESI for the ADA-ES Common Stock, cash, if any, in lieu of fractional share interests and any such dividends or distribution to which they are entitled, subject in each case to applicable escheat or other abandoned property laws.

     (c) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to Section 3.03(a), the beneficial owner of shares of ESI Common Stock held of record in the name of a nominee will be treated as the holder of record of such shares.

                                   ARTICLE III

                                NO OTHER CHANGES

The parties agree that no other change or alteration of the Distribution Agreement is intended by this Amendment except for the replacement of the sections noted above.



                   (BALANCE OF THIS PAGE INTENTIONALLY BLANK)



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Distribution Agreement to be duly executed as of the day and year first above written.

                                          EARTH SCIENCES, INC.

                                          By: /s/ Mark H McKinnies

                                          Name: Mark H McKinnies
                                          ----------------------------

                                          Title: President
                                          ----------------------------

                                          ADA-ES, INC.

                                          By: /s/ Michael D. Durham

                                          Name: Michael D. Durham
                                          ----------------------------

                                          Title: President
                                          ----------------------------




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